Exhibit 10.14

FIRST AMENDMENT TO THE
ALLERGAN, INC. PENSION PLAN
(Restated 2013)

WHEREAS, Allergan, Inc. (the “Company”) maintains the Allergan, Inc. Pension Plan (Restated 2013), as amended (the “Plan”);

WHEREAS, Section 10.1 of the Plan authorizes the Company, by action of the Board or its delegate, to make amendments to the Plan; and

WHEREAS, the Company wishes to amend the Plan to clarify certain Plan terms regarding calculation of Actuarial Equivalence.

NOW, THEREFORE, BE IT RESOLVED, that effective January 1, 2013, the Plan is hereby amended as follows:

Section A.2 (a)(ii) of Appendix A (describing assumptions used in calculating Actuarial Equivalence) is amended in its entirety to read as follows:
(ii)    “Applicable Interest Rate” is the interest rate set forth in Code Section 417(e)(3) for the third full month preceding the first day of the calendar quarter in which the Annuity Starting Date occurs for Annuity Starting Dates on or after January 1, 2011; provided, however, that for Annuity Starting Dates during the 2011 Plan Year, the Applicable Interest Rate shall be either the rate under section A.2.(ii)(A) or this section A.2.(ii)(B), whichever produces the greater benefit.
IN WITNESS WHEREOF, the Company has caused this First Amendment to the Allergan, Inc. Pension Plan (Restated January 1, 2013) to be executed by its duly authorized officer as of the date set forth below.

Date:

December 18, 2013	Allergan, Inc.
/s/ Scott D. Sherman
Scott D. Sherman
Executive Vice President, Human Resources